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                                                                                                                          Exhibit 12

                                                           AMERADA HESS CORPORATION
                                                     Ratio of Earnings to Fixed Charges
                                                                 (in thousands)

                                          Three Months
                                           Ended March                              Years Ended December 31,
                                            --------        --------------------------------------------------------------------
                                            31, 2001        2000             1999            1998             1997          1996
                                            --------        ----             ----            ----             ----          ----


Earnings

   Consolidated income
     before income taxes                $   564,114     $ 1,671,684     $   701,809     $  (514,111)    $   126,585     $ 1,013,944

   Fixed charges (ex-
     cluding capitalized                     51,559         203,950         195,713         192,838         182,632         209,517
     interest)
   Amortization of
     capitalized interest                     4,405          18,310          19,362          19,189          22,821          27,099
   Minority interest in
     consolidated sub-
     sidiary with fixed
     charges                                 33,608          42,479          34,917           5,117           5,141            --

   Less:  earnings
     of equity investees                     (9,190)       (128,315)         (9,074)         29,844         (31,525)        (25,084)
   Distributed earnings
     of equity investees                       --             9,715          16,176           3,586           2,086           2,086
                                        -----------     -----------     -----------     -----------     -----------     -----------


     Total earnings
     (deficit)                          $   644,496     $ 1,817,823     $   958,903     $  (263,537)    $   307,740     $ 1,227,562
                                        ===========     ===========     ===========     ===========     ===========     ===========

Fixed Charges

   Interest expensed                         40,256         162,467         158,222         152,934         136,149         165,501
   Interest capitalized                        --             2,989          15,754          23,559          10,284            --
                                        -----------     -----------     -----------     -----------     -----------     -----------
     Total interest
       incurred (including
       amortization of
       debt discount)                        40,256         165,456         173,976         176,493         146,433         165,501

   Portion of rent expense
     representative of
     interest (a)                            11,303          41,483          37,491          39,904          46,483          44,016
                                        -----------     -----------     -----------     -----------     -----------     -----------

     Total fixed charges                $    51,559     $   206,939     $   211,467     $   216,397     $   192,916     $   209,517
                                        ===========     ===========     ===========     ===========     ===========     ===========

Ratio of earnings to fixed
  charges                                      12.5             8.8             4.5             (b)             1.6             5.9
                                        ===========     ===========     ===========     ===========     ===========     ===========

        (a) -- Represents management's estimate of the interest portion of rent expense.

        (b) -- In 1998, fixed charges of $216,397 combined with a deficit of $263,537 result in a deficiency of $479,934 in the ratio of earnings to fixed charges. The 1998 loss included special items of $284,679, including $237,000 for impairment of assets and operating leases, $25,679 for losses on asset sales and $22,000 for severance.
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